Exhibit 99

SEMICONDUCTOR PRODUCTS BUSINESS

A BUSINESS SEGMENT OF

AGILENT TECHNOLOGIES, INC.

COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Agilent Technologies, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of invested equity and of cash flows present fairly, in all material respects, the financial position of the Semiconductor Products Business (SPG or the Business), a business segment of Agilent Technologies, Inc., at July 31, 2005, October 31, 2004 and October 31, 2003, and the results of its operations and its cash flows for the nine-month period ended July 31, 2005 and for each of the two years in the period ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 3, the Business and its parent, Agilent Technologies, Inc., engage in extensive intercompany transactions, and the Business relies on its parent for substantially all of its operational and administrative support for which it is allocated costs on a basis that management believes is appropriate in the circumstances. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity operated independently of the parent.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

September 30, 2005

SEMICONDUCTOR PRODUCTS BUSINESS

A BUSINESS SEGMENT OF AGILENT TECHNOLOGIES, INC.

COMBINED STATEMENTS OF OPERATIONS

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in millions)
Net revenue:	$1,306	$1,540	$2,028	$1,586
Costs and expenses (Note 3):
Cost of products	855	1,004	1,379	1,159
Research and development	200	206	274	306
Selling, general and administrative	198	204	274	290

Total costs and expenses	1,253	1,414	1,927	1,755

Income (loss) from operations	53	126	101	(169)
Other income (expense), net	11	4	4	2

Income (loss) before taxes	64	130	105	(167)
Provision for taxes	18	40	32	10

Net income (loss)	$46	$90	$73	$(177)

The accompanying notes are an integral part of these combined financial statements.

SEMICONDUCTOR PRODUCTS BUSINESS

A BUSINESS SEGMENT OF AGILENT TECHNOLOGIES, INC.

COMBINED BALANCE SHEETS

	July 31,	October 31,
	2005	2004	2003
		(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—
Trade accounts receivable, net	211	256	217
Inventory	185	217	173
Other current assets	41	22	19

Total current assets	437	495	409
Property, plant and equipment, net	244	274	317
Goodwill	98	98	93
Other assets	50	54	42

Total assets	$829	$921	$861

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$106	$135	$139
Employee compensation and benefits	56	64	58
Income taxes and other taxes payable	60	46	31
Other accrued liabilities	10	19	9

Total current liabilities	232	264	237
Other long term liabilities	6	7	15

Total liabilities	238	271	252

Commitments and contingencies (Notes 17 and 18)
Invested equity:
Invested equity, net of accumulated deficit	578	631	598
Accumulated other comprehensive income	13	19	11

Total invested equity	591	650	609

Total liabilities and invested equity	$829	$921	$861

The accompanying notes are an integral part of these combined financial statements.

SEMICONDUCTOR PRODUCTS BUSINESS

A BUSINESS SEGMENT OF AGILENT TECHNOLOGIES, INC.

COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
		(in millions)
Cash flows from operating activities:
Net income (loss)	$46	$90	$73	$(177)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46	56	74	83
Excess and obsolete inventory-related charges (credits)	10	(2)	17	2
Non-cash restructuring and asset impairment charges	6	2	7	45
Net (gain) loss on divestitures and sale of assets	(13)	1	1	—
Goodwill adjustment charge	1	—	—	—
Changes in assets and liabilities:
Trade accounts receivable	45	(32)	(39)	58
Inventory	22	(64)	(61)	37
Accounts payable	(29)	7	(4)	44
Income taxes and other taxes payable	14	(31)	16	(3)
Other current assets and accrued liabilities	(30)	(13)	11	(21)
Other assets and long-term liabilities	6	(14)	(23)	11

Net cash provided by operating activities	124	—	72	79
Cash flows from investing activities:
Investments in property, plant and equipment	(32)	(27)	(34)	(34)
Acquisitions, net of cash acquired	(9)	—	—	(3)
Proceeds from sale of property and equipment	14	3	2	4
Proceeds from disposition of business	2	—	—	—

Net cash used in investing activities	(25)	(24)	(32)	(33)
Cash flows from financing activities:
Net Agilent invested equity	(99)	24	(40)	(46)

Net cash provided by (used in) financing activities	(99)	24	(40)	(46)

Net increase (decrease) in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—

The accompanying notes are an integral part of these combined financial statements.

SEMICONDUCTOR PRODUCTS BUSINESS

A BUSINESS SEGMENT OF AGILENT TECHNOLOGIES, INC.

COMBINED STATEMENTS OF INVESTED EQUITY

	Agilent’s Net Investment	Accumulated Other Comprehensive Income/(Loss)	Total
	(in millions)
Invested equity, October 31, 2002	$809	$(1)	$808
Components of comprehensive loss:
Net loss	(177)	—	(177)
Foreign currency translation, net of taxes	—	14	14
Unrealized loss on derivatives, net of taxes	—	(2)	(2)

Total comprehensive loss			(165)
Net book value of assets transferred by Agilent	12	—	12
Net return of investment to Agilent	(46)	—	(46)

Invested equity, October 31, 2003	598	11	609
Components of comprehensive income:
Net income	73	—	73
Foreign currency translation, net of taxes	—	7	7
Unrealized gain on derivatives, net of taxes	—	1	1

Total comprehensive income			81
Net return of investment to Agilent	(40)	—	(40)

Invested equity, October 31, 2004	631	19	650
Components of comprehensive income:
Net income	46	—	46
Foreign currency translation, net of taxes	—	(7)	(7)
Unrealized gain on derivatives, net of taxes	—	1	1

Total comprehensive income			40
Net return of investment to Agilent	(99)	—	(99)

Invested equity, July 31, 2005	$578	$13	$591

The accompanying notes are an integral part of these combined financial statements.

SEMICONDUCTOR PRODUCTS BUSINESS

A BUSINESS SEGMENT OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Overview & Basis of Presentation

Overview

The Semiconductor Products Business (“we”, “us”, “SPG”, “our Business”, or “the Business”) is a business segment of Agilent Technologies, Inc. (“Agilent” or “Parent”). We are a leading supplier of semiconductor components, modules and assemblies for consumer and commercial electronic applications. We design, develop and manufacture products for the electronic components and networking markets.

Basis of Presentation

We historically have operated as part of Agilent, and not as a stand-alone company. Financial statements were not previously prepared for SPG as it has no separate legal status or existence. On August 14, 2005, Agilent entered into an Asset Purchase Agreement with Argos Acquisition Pte. Ltd. providing for the sale of substantially all of the assets of our Business (see Note 21, “Subsequent Event”). The accompanying combined financial statements have been derived from the accounting records of Agilent using the historical basis of assets and liabilities of SPG.

We receive substantial management and shared administrative services from Agilent and we and Agilent engage in certain intercompany transactions. We relied on our parent for substantially all of our operational and administrative support. The combined financial statements include allocations of certain Agilent corporate expenses, including: information technology resources and support; finance, accounting, and auditing services; real estate and facility management services; human resources activities; indirect procurement activities; treasury services, customer contract administration, legal advisory services, and Agilent Labs services. We benefit from Agilent agreements with third parties related to sales arrangements and distribution agreements; cost sharing arrangements covering branding and marketing expenses, intangible development and research and development services agreements, trademark license agreements, agreements and arrangements related to the use of licensed business technology and the use of trademarks; and agreements related to the use of real property.

Agilent uses a centralized approach to cash management and financing of its operations. Transactions relating to our Business are accounted for through the Agilent invested equity account for the Business. Accordingly, none of the Agilent cash, cash equivalents or debt at the corporate level has been assigned to the Business in the combined financial statements.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis that Agilent and we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented.

However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Agilent. Consequently our future results of operations after our separation from Agilent will include costs and expenses for us to operate as an independent company, and these costs and expenses may be materially different than our historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of our future results of operations, financial position, and cash flows.

See Note 3, “Transactions with Agilent” for further information regarding the relationships we have with Agilent.

Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year. The unaudited interim financial information for the nine months ended July 31, 2004 is presented for comparative purposes and has been prepared on the same basis as the audited financial statements presented herein. In the opinion of management, it reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of operations and cash flows for the nine months ended July 31, 2004.

2. Summary of Significant Accounting Policies

Principles of combination. Our combined financial statements include the global historical assets, liabilities and operations for which management is responsible. All significant intra-company transactions within the Business have been eliminated. All significant transactions between us and other businesses of Agilent are included in these combined financial statements. All intercompany transactions are considered to be effectively settled for cash in the combined statement of cash flows at the time the transaction is recorded. Certain assets and liabilities of our Business, which are included in these combined financial statements, may, or may not, be indicative of our Business on a stand-alone basis.

Use of estimates. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in our combined financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the Business in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, restructuring and asset impairment charges, inventory valuation, retirement and post-retirement plan assumptions, valuation of long-lived assets and accounting for income taxes.

Revenue recognition. We recognize revenue, net of trade discounts and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments or when any such adjustments are accounted for. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. Revenue, including sales to resellers and distributors, is reduced for estimated returns and distributor allowances, when appropriate.

Accounts receivable, net. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. We do not have any off-balance-sheet credit exposure related to our customers. Accounts receivable are also recorded net of product returns and distributor allowances. These amounts are recorded when it is both probable and estimable that discounts will be granted or products will be returned. Aggregate accounts receivable allowances at July 31, 2005 and October 31, 2004 and 2003 were $18 million, $20 million, and $20 million, respectively.

Stock-based compensation. SPG employees participate in Agilent’s stock-based compensation plans. We account for stock-based awards, based on Agilent’s stock, to employees using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Under the intrinsic value method, we record compensation expense related to stock options in our combined statement of operations when the exercise price of our employee stock-based award is less than the market price of the underlying Agilent stock on the date of the grant. See Note 6, “Stock-Based Compensation” for the impact on net income (loss) if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) to stock-based incentives. Agilent’s Board of Directors has approved the acceleration of vesting of the options of our employees transferred in a pending sale of the business to Argos Acquisition Pte. Ltd. (see Note 21, “Subsequent Event”). The options will become fully vested on the day that the transaction closes. In accordance with APB 25, we will record a charge in our fourth quarter for the accelerated vesting estimated at approximately $15 million.

Pro forma information. Pro forma net income (loss) information, as required by SFAS No. 123 has been determined as if we had accounted for the Business’ employee stock options granted, including shares issuable to our employees under the Agilent Technologies, Inc. Employee Stock Purchase Plan (the “423(b) Plan”), the Agilent Technologies, Inc. Long-Term Performance Program (the “LTPP”) and the Option Exchange Program described below, under SFAS No. 123’s fair value method. Compensation expense and option values calculated for this note assume the option lives continue along historical patterns and no adjustment was made for acceleration, if any, that might occur resulting from a sale or change in ownership of the business.

The pro forma effect of recognizing compensation expense in accordance with SFAS No. 123 is as follows:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
		(in millions)
Net income (loss) — as reported	$46	$90	$73	$(177)
SFAS No. 123 stock based compensation (1)	(25)	(30)	(41)	(46)
Tax impact (2)	2	2	3	4

Net income (loss) — pro forma	$23	$62	$35	$(219)

(1)	The pro forma results for the nine months ended July 31, 2005 and 2004 (unaudited) and the years ended October 31, 2004 and 2003, include approximately $4 million, $8 million, $11 million and $4 million, respectively, of compensation expense relating to Agilent’s Option Exchange Program. The remainder of the expense for those periods related to options granted over the past five years.
(2)	Due to the valuation allowance provided on our net deferred tax assets as described in Note 5, “Tax Valuation Allowance and Provision (Benefit) for Taxes”, we have not recorded any tax benefits attributable to pro forma stock option expenses for employees in the U.S. and certain non-U.S. jurisdictions in all periods presented.

The fair value of options granted was estimated at grant date using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (Unaudited)	2004	2003
Risk-free interest rate for options	3.5%	3.2%	2.75-3.95%	1.15-3.31%
Risk-free interest rate for the 423(b) Plan	2.4%	1.2%	1.04-1.31%	1.10-1.77%
Dividend yield	0%	0%	0%	0%
Volatility for options (1)	39%	57%	53-64%	60-80%
Volatility for the 423(b) Plan (1)	37%	36%	36-61%	63-80%
Expected option life (2)	4 years	5.5 years	5.5 years	3.5-5.5 years
Expected life for the 423(b) Plan (2)	6 months – 2 yrs.	6 months – 1 yr.	6 months – 1 yr.	6 months – 2 yrs.

(1)	During 2004 and 2003, we used our historical volatility to estimate expected stock price volatility used in the computation of stock-based compensation under the fair value method. During 2005, for our employee stock options, we used a 4-year period, of equally weighted historical volatility and market-based implied volatility for the computation of stock-based compensation. For the nine months ended July 31, 2005, for the 423(b) Plan, we used a market-based implied volatility of the same term as the expected life. We believe these estimates of volatility are representative of future trends.
(2)	In 2005, we refined the assumption for expected option life to 4 years, from our previous estimate of 5.5 years. In determining the estimate, we considered several factors, including the expected lives used by a peer group of companies and the historical option exercise behavior of our employees. For the nine months ended July 31, 2005, we believe the expected life for options of 4 years is representative of future trends.

SFAS No. 123 requires the use of highly subjective assumptions within option pricing models to determine the value of employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options and amortized over six months to two years for the 423(b) Plan.

Shipping and handling costs. Our shipping and handling costs charged to customers are included in net revenue and the associated expense is recorded in cost of products in the combined statements of operations for all periods presented.

Goodwill and purchased intangible assets. Our accounting complies with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic lives of the respective assets, generally three to five years.

Advertising. Business specific advertising costs are expensed as incurred and amounted to less than $1 million in all periods presented. Some corporate advertising expenses are allocated to us by Agilent as part of corporate allocations described in Note 3 but are not separately identifiable.

Research and Development. Costs related to research, design and development of our products are charged to research and development expense as they are incurred.

Taxes on income. Income tax expense or benefit is based on income or loss before taxes and was calculated on a separate return basis although the Business was included in Agilent’s U.S. Federal and State tax returns and non-U.S. jurisdiction tax returns. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. Tax expense is also affected by any valuation allowance against deferred tax assets and changes in other comprehensive income (loss) (“OCI”).

Fair value of financial instruments. The carrying values of accounts receivable, accounts payable, accrued employee compensation and benefits and other accrued liabilities approximate fair value because of their short maturities.

Concentration of credit risk. We sell our products through our direct sales force and distributors. Two of our customers each accounted for 12 percent of the combined accounts receivable balance at July 31, 2005. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. We perform ongoing credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

Derivative instruments. We do not enter directly into any derivative instrument contracts, however Agilent uses such instruments and part of its gain or loss has been allocated to us. Agilent enters into foreign exchange contracts, primarily forward contracts and purchased options. These contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and anticipated intercompany transactions and assets and liabilities that are denominated in currencies other than the functional currency of the subsidiary, which has the exposure. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies. Hedging contracts generally mature within twelve months. Agilent does not use derivative financial instruments for speculative or trading purposes.

For derivative instruments that are designated and qualify as a fair value hedge, changes in value of the derivative are recognized in other income and expense in the current period, and allocated to us along with other general corporate expenses. For derivative instruments that are designated and qualify as a cash flow hedge, changes in the value of the effective portion of the derivative instrument are recognized in other comprehensive loss, a component of invested equity. These amounts are reclassified and recognized in cost of sales when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur, and allocated to us based on our forecasted revenue and cost exposures. Changes in the fair value of the ineffective portion of derivative instruments are recognized in income in the current period. These amounts were not material in any of the periods presented.

Inventory. Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. We assess the valuation of our inventory on a quarterly basis and periodically write down the value for estimated excess and obsolete inventory based on estimates about future demand.

Investments. Investments consist of non-marketable equity securities accounted for using the cost method. Investments are evaluated for impairment quarterly; such analysis requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the future use of the investment.

Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our general ledger and the resulting gain or loss is reflected in the combined statement of operations. Buildings and improvements are depreciated over fifteen to forty years and machinery and equipment over three to ten years. The straight-line method of depreciation is used for all property, plant and equipment.

Impairment of long-lived assets. We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Foreign currency translation. The functional currency for many of Agilent’s subsidiaries outside the U.S. is local currency based on the criteria of SFAS No. 52 “Foreign Currency Translation”. We are primarily located in the U.S., Singapore, and Malaysia. For those business units that operate in a local currency functional environment, all assets and liabilities are translated into U.S. dollars using current exchange rates; revenue and expenses are translated using average exchange rates in effect during each period. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in invested equity.

For those business units that operate in a U.S. dollar functional environment, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for inventory, property, plant and equipment and other assets, which are remeasured at historical exchange rates. Revenue and expenses are generally translated at average exchange rates in effect during each period, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. An allocation from Agilent of the applicable gains or losses from foreign currency remeasurement is included in other income (expense) in the combined statements of operations.

3. Transactions with Agilent

Intercompany Transactions

SPG derived revenue from the sales of products to other Agilent businesses of $4 million and $5 million for the nine months ended July 31, 2005 and 2004 (unaudited) and $7 million and $2 million for the years ended October 31, 2004 and 2003, respectively. The revenue was recorded using a cost plus methodology and may not necessarily represent a price an unrelated third party would pay.

SPG purchased materials from other Agilent businesses of $8 million and $7 million for the nine months ended July 31, 2005 and 2004 (unaudited), respectively, and $9 million and $7 million for the years ended October 31, 2004 and 2003, respectively. All purchases were at cost and were recorded in cost of products for the respective periods.

Allocated Costs

The combined statement of operations includes our direct expenses for cost of products sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent to us. These allocated expenses include costs of centralized research and development, legal and accounting services, employee benefits, real estate and facilities, corporate advertising, insurance services, information technology, treasury and other corporate and infrastructure services. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by us. The allocation methods include headcount, square footage, actual consumption and usage of services, adjusted invested capital and others.

Allocated costs included in the accompanying combined statement of operations are as follows:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
		(millions of dollars)
Cost of products	$58	$61	$82	$113
Research and development	58	53	71	78
Selling, general and administrative	106	109	146	179
Other (income) expense, net	(1)	(4)	(4)	—

Total allocated costs	$221	$219	$295	$370

Agreements with Agilent

We share and operate under numerous agreements executed by Agilent with third parties, including but not limited to purchasing, manufacturing, supply, and distribution agreements; use of facilities owned, leased, and managed by Agilent; and software, technology and other intellectual property agreements.

In conjunction with the Asset Purchase Agreement with Argos Acquisition Pte. Ltd. (See Note 21 “Subsequent Event”), Agilent agreed to work with the buyer to novate, convey, transfer, assign, or sublease certain specific agreements to the buyer. In addition, Agilent entered into a Master Separation Agreement whereby it agreed to provide the buyer with certain transition services until six months after the close of the sale, unless extended for specific services or otherwise indicated in the agreement for another six months. The services include IT infrastructure services, data processing and telecommunications services such as voice telecommunications and data transmission, and corporate support services, including accounting, real estate management and other administrative functions. Specified charges for such services are intended to be at a market rate.

4. New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) addresses all forms of share-based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123(R) requires us to expense SBP awards with compensation cost for SBP awards measured at fair value beginning in our first quarter of 2006. The valuation methods under consideration include the lattice model and the Black-Scholes model. We currently use the Black-Scholes model for disclosure in our Note 6, “Stock-Based Compensation”. We will use the modified prospective application transition method. In addition to new grants, there will be a charge for unvested options at the date of adoption. We are still studying the impact of applying the various provisions of SFAS No. 123(R).

In May 2004, the FASB issued a FASB Staff Position (“FSP”) regarding SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. FSP No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” discusses the effect of the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) enacted in December 2003 and supersedes FSP No. 106-1, which was issued in January 2004. FSP No. 106-2 considers the effect of the two new features introduced in the Act in determining our accumulated postretirement benefit obligation (“APBO”) and net periodic postretirement benefit cost. The effect on the APBO will be accounted for as an actuarial experience gain to be amortized into income over the average remaining service period of plan participants. Companies may elect to defer accounting for this benefit or may attempt to reflect the best estimate of the impact of the Act on their net periodic costs currently. The adoption of FSP No. 106-2 in the fourth quarter of 2004 did not have a material impact on our financial position, results of operations or cash flows.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB No. 107”). SAB No. 107 provides guidance on the initial implementation of SFAS No. 123(R). In particular, the statement includes guidance related to awards to non-employees, valuation methods and selecting underlying assumptions such as expected volatility and expected term. It also gives guidance on the classification of compensation expense associated with awards and accounting for the income tax effects of awards upon the adoption of SFAS No. 123(R). We are currently assessing the guidance provided in SAB No. 107 in connection with the implementation of SFAS No. 123(R).

In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs – an amendment of ARB No. 43” (“SFAS 151”), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are evaluating the impact of this standard on our combined financial statements.

In February 2005, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations.” The EITF gave guidance on how to evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from ongoing operations and the types of continuing involvement that constitute significant continuing involvement in the operations of the disposed component. The adoption of this new guidance did not have an impact on our financial position, results of operations or cash flows for the nine months ended July 31, 2005.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 is a replacement of Accounting Principles Board Opinion (“APB”) No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS No. 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

5. Tax Valuation Allowance and Provision for Taxes

Our operating results have historically been included in Agilent’s consolidated U.S. federal and state income tax returns and non-U.S. jurisdictions tax returns. The provisions for income taxes in the combined financial statements have been determined on a separate return basis. We are required to assess the realization of our net deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment any utilization of those losses by Agilent. This assessment requires that our management make judgments about benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. Due to the cumulative losses we incurred in the U.S. and certain non-U.S. locations, we recorded a valuation against any net deferred assets in these jurisdictions. We intend to maintain a full valuation allowance until sufficient positive evidence exists to support reversal of the valuation allowance. All tax return attributes we generate, as calculated on a separate return methodology not used by Agilent historically, will be retained by Agilent.

We recorded income tax provisions of $18 million and $40 million the nine months ended July 31, 2005 and 2004 (unaudited) and $32 million and $10 million for the years ended 2004 and 2003, respectively.

The provision for income taxes is comprised of:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in millions)
U.S. federal taxes:
Current	$—	$—	$—	$—
Deferred	—	(5)	(4)	—
Non-U.S. taxes:
Current	17	45	36	9
Deferred	1	—	—	1
State taxes, net of federal benefit:
Current	—	—	—	—
Deferred	—	—	—	—

Total tax provision	$18	$40	$32	$10

Deferred incomes taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The significant components of deferred tax assets and deferred tax liabilities included on the combined balance sheets are:

	Nine Months Ended July 31,		Years Ended October 31,
	2005		2004		2003
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(in millions)
Inventory	$—	$—	$1	$—	$—	$—
Property, plant and equipment	—	31	—	31	—	5
Employee benefits, other than retirement	11	—	11	—	11	—
Net operating losses and credit carryforwards	403	—	327	—	214	—
Unremitted earnings of foreign subsidiaries	—	114	—	114	—	114
Other	4	—	3	—	6	—

Subtotal	418	145	342	145	231	119
Tax valuation allowance	(273)	—	(198)	—	(113)	—

Total deferred tax asset or liability	$145	$145	$144	$145	$118	$119

At July 31, 2005, we had federal net operating tax loss carryforwards of approximately $725 million, state net operating tax loss carryforwards of approximately $623 million, foreign net operating tax loss carryforwards of $274 million, and total U.S. tax credit carryforwards of approximately $36 million. The net operating loss and credit carryforwards will expire beginning in 2012 through 2025 if not utilized.

The differences between the U.S. federal statutory income tax rate and our effective tax rate are:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (Unaudited)	2004	2003
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	0.0	0.1	0.1	(0.1)
Non-U.S. income taxed at different rates	(132.1)	(112.1)	(112.1)	5.0
Nondeductible goodwill	1.0	1.5	1.5	(1.8)
R&D credits	(4.1)	(3.4)	(3.4)	2.4
Other, net	(4.1)	(6.2)	(6.2)	4.5
Valuation allowance	132.1	115.6	115.6	(51.2)

	27.8%	30.5%	30.5%	(6.2)%

The domestic and foreign components of income (loss) earnings before taxes are:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in millions)
U.S. operations	$(209)	$(388)	$(313)	$(129)
Non-U.S.	273	518	418	(38)

	$64	$130	$105	$(167)

Consistent with the proportion of earnings outside the U.S., we have negotiated tax holidays on certain of those foreign earnings which expire in various fiscal years beginning in 2008. The tax holidays are conditional upon our meeting certain employment and investment thresholds.

We consider a portion of the operating income of non-United States subsidiaries to be indefinitely reinvested outside the United States. No provision has been made for United States federal and state, or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is approximately $1,038 million as of July 31, 2005. If management decides to remit this income to the U.S. in a future period, our provision for income taxes may increase materially in that period. These financial statements do not reflect the tax impact of Agilent’s repatriation election under the Homeland Investment Act in August 2005.

Income taxes payable at July 31, 2005, October 31, 2004 and October 31, 2003 were $55 million, $42 million and $22 million, respectively. These amounts are included within income taxes and other taxes payable and represent amounts that had not been settled through the Agilent invested equity account at the end of each period.

Agilent is subject to ongoing tax examinations of its tax returns by the Internal Revenue Service and other tax authorities in various jurisdictions. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.

6. Stock-Based Compensation

Our employees participate in Agilent’s various incentive award plans, including employee stock purchase and incentive plans. Stock options are generally granted to employees at an exercise price equal to the fair market value of Agilent stock at the date of grant. Generally, options vest 25 percent per year, are fully vested four years from the grant date and have a term of ten years.

We follow the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations for stock-based compensation granted to employees. Accordingly, compensation expense is recognized in our combined statement of operations only when options are granted at an exercise price that is less than the market price of the underlying Agilent stock on the date of the grant. Any compensation expense is recognized ratably over the associated service period, which is generally the option vesting term. There was no compensation expense related to discounted options, stock appreciation rights and restricted stock recorded for any periods presented.

The following table summarizes option activity for the nine months ended July 31, 2005 and for the years ended October 31, 2004 and 2003:

	Shares	Weighted Average Exercise Price
	(in thousands)
Outstanding as of October 31, 2002	9,895	$42
Granted	2,379	$17
Exercised	(220)	$19
Cancelled under Option Exchange Program	(4,379)	$54
Other Cancellations	(751)	$32

Outstanding as of October 31, 2003	6,924	$28
Granted under Option Exchange Program	2,336	$28
Other Grants	1,720	$32
Exercised	(414)	$29
Cancellations	(589)	$34

Outstanding as of October 31, 2004	9,977	$28
Granted	1,566	$22
Exercised	(278)	$24
Cancellations	(1,042)	$30

Outstanding as of July 31, 2005	10,223	$28

The following table summarizes options exercisable and the fair value of options granted:

	Shares	Weighted Average Exercise Price	Value using Black-Scholes model
	(in thousands)
Options exercisable as of October 31, 2003	3,089	$35
Black-Scholes value of options granted during 2004			$16
Options exercisable as of October 31, 2004	3,915	$32
Black-Scholes value of options granted during 2005			$8
Options exercisable as of July 31, 2005	5,554	$30

The following table summarizes information about all options outstanding at July 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(in thousands)			(in thousands)
$ 0 – 15	132	7.0 years	$14	101	$14
$15.01 – 25	3,342	8.0 years	$19	966	$17
$25.01 – 30	3,974	5.0 years	$27	2,664	$27
$30.01 – 40	2,138	6.5 years	$34	1,186	$35
$40.01 – 50	425	3.5 years	$44	425	$44
$50 and over	212	3.3 years	$72	212	$72

	10,223		$28	5,554	$30

7. Inventory

	July 31,	October 31,
	2005	2004	2003
	(in millions)
Finished goods	$51	$51	$53
Work in progress	47	44	39
Raw materials	87	122	81

Total inventory	$185	$217	$173

The total cost of products in the combined statement of operations included inventory-related net charges of $10 million and net credits of $2 million for the nine months ended July 31, 2005 and 2004 (unaudited), and net charges of $17 million and $2 million for the years ended October 31, 2004 and 2003, respectively. We record excess and obsolete inventory charges for inventory on our site as well as inventory at our contract manufacturers and suppliers where we have non-cancelable purchase commitments.

8. Other Current Assets

	July 31,	October 31,
	2005	2004	2003
	(in millions)
Receivable related to Camera Module Division sale and services agreement (see Note 19, “Sale of Camera Module Division”)	$11	$—	$—
Prepayments	17	9	6
Non-U.S. transaction tax receivable	9	9	6
Other	4	4	7

Total other current assets	$41	$22	$19

9. Property, Plant and Equipment, Net

	July 31,	October 31,
	2005	2004	2003
	(in millions)
Land	$1	$1	$1
Buildings and leasehold improvements	225	224	222
Machinery and equipment	905	943	1,033

Total property, plant and equipment	1,131	1,168	1,256
Accumulated depreciation and amortization	(887)	(894)	(939)

Total	$244	$274	$317

We sold assets related to portions of our businesses to third parties during 2005; gross proceeds from these dispositions were $14 million. Gains from the dispositions, included in other income (expense), net in the combined statement of operations, were $12 million.

10. Investments

Our investments all consisted of investments in private companies accounted for using the cost method. The net book value of the investments was $28 million at July 31, 2005 and $32 million at October 31, 2004 and 2003. The amounts are included in other assets on the combined balance sheets.

All of our investments are subject to periodic impairment review, which requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the future use of the investment.

Charges related to other than temporary impairments were $4 million for the nine months ended July 31, 2005. These impairment charges were included in other income (expense), net in the combined statement of operations. No impairment charges were recorded in prior periods presented.

11. Goodwill and Other Intangible Assets

The goodwill balances as of July 31, 2005, October 31, 2004 and 2003 for each of our reportable segments and the changes therein for each of the periods are presented in the table below:

	Enterprise Solutions	Optoelectronics and Microwave Components	Total
	(in millions)
Goodwill at October 31, 2002	$64	$21	$85
Foreign currency translation impact	6	2	8

Goodwill at October 31, 2003	70	23	$93
Foreign currency translation impact	4	1	5

Goodwill at October 31, 2004	74	24	$98
Foreign currency translation impact	(4)	—	(4)
Goodwill arising from acquisitions	—	5	5
Goodwill adjustment charge	—	(1)	(1)

Goodwill at July 31, 2005	$70	$28	$98

For the nine months ended July 31, 2005, we acquired a business that resulted in recording $5.2 million of goodwill and $4.0 million of other intangibles, writing off $0.8 million of acquired in-process research and development costs, and incurring other employee-related expenses of $1.2 million. The write-off charge was included in research and development expenses in the combined statement of operations. Pro-forma disclosures are not required for this acquisition as it was not material. We also recorded an adjustment charge of $1.4 million for a previous acquisition related to the sale of the camera module division (See Note 19, “Sale of the Camera Module Division”). The adjustment charge was included in selling, general and administrative expense in the combined statement of operations.

Other intangible assets are included in other assets in the combined balance sheets. The component parts of other intangibles as of July 31, 2005, October 31, 2004 and 2003 are shown in the table below:

	Other Intangible Assets
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(in millions)
As of October 31, 2003:
Purchased technology	$7	$(5)	$2
Customer relationships	—	—	—

Total	$7	$(5)	$2

As of October 31, 2004:
Purchased technology	$7	$(7)	$—
Customer relationships	—	—	—

Total	$7	$(7)	$—

As of July 31, 2005:
Purchased technology	$10	$(8)	$2
Customer relationships	1	—	1

Total	$11	$(8)	$3

Amortization of intangible assets was $2 million and $3 million for the nine months ended July 31, 2005 and 2004 (unaudited), $3 million and $3 million for the years ended October 31, 2004, and 2003, respectively. Future amortization expense related to existing intangible assets is estimated to be $0.3 million for the remaining 3 months of the 2005 fiscal year, $1.2 million for 2006, $1.2 million for 2007, $0.5 million for 2008 and $0.2 million thereafter.

12. Indemnifications

Indemnifications to Hewlett-Packard

Agilent has given multiple indemnities to Hewlett-Packard Company in connection with its activities prior to its spin-off from Hewlett-Packard in June 1999 for the businesses that constituted Agilent prior to the spin-off. When SPG operates as a stand alone business (see Note 21, “Subsequent Event”) it may acquire responsibility for indemnifications related to assigned intellectual property agreements. In our opinion, the fair value of these indemnifications for SPG is not material.

Other Indemnifications

As is customary in our industry and as provided for in local law in the U.S. and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

13. Restructuring and Asset Impairment

Agilent currently has three restructuring plans — the “2001 Plan” initiated in the fourth quarter of 2001, the “2002 Plan” initiated in the fourth quarter of 2002, and the “2003 Plan” initiated in the first quarter of 2003 after it became clear that the actions Agilent took in fiscal 2001 and fiscal 2002 were not sufficient to return it to profitability.

All of these plans were designed to reduce costs and expenses in order to return Agilent to profitability. The three main components of these plans are workforce reductions, consolidation of excess facilities and evaluating and restructuring property, plant, and equipment, which included recording the impairment of some assets.

SPG was affected by all of Agilent’s plans as Agilent focused on segments that were most severely impacted by the market downturn. Overall, we reduced our workforce since October 31, 2002 by 1,300 people to approximately 6,600 employees as of July 31, 2005 through attrition and involuntary terminations. We also consolidated excess facilities resulting in charges for lease termination fees and losses anticipated from sub-lease agreements. In addition, we closed production, research and development and support and sales facilities in the U.S., U.K. and other countries. As a result of these site closures, we incurred significant asset impairment charges.

Actions taken as part of the 2001 and 2002 Plans were completed by the end of 2002. The discussion below summarizes our actions taken as part of the 2003 Plan which included actions taken through the third quarter of 2005.

In 2003, we closed a production facility and reduced our research and development capacity at our Ipswich site in the U.K., which primarily affected our fiber business within our Enterprise Solutions Segment, in order to lower our cost structure and move to lower cost regions. Asset impairment costs related to this site closure for the year ended October 31, 2003 amounted to $31 million. As part of this closure, we incurred work force management charges of approximately $10 million. We also took other actions, which primarily impacted our fiber optics business as well as other Enterprise Solutions related businesses. We incurred total direct charges of approximately $29 million for work force management and $45 million for asset impairments. We were also allocated a portion of restructuring costs associated with support services provided by Agilent as further discussed below. Total costs allocated to us by Agilent were approximately $26 million (approximately $20 million for work force management and $6 million for asset impairment and consolidation of excess facilities).

We continued to incur charges throughout the first half of 2004 related to the actions that we took to reduce our presence at our Ipswich facilities. During the second half of 2004, we initiated actions to resize our Fort Collins production facility to reflect the shift of volume to an external foundry related to our camera module divestiture; to reduce our overall cost structure; and to move our facilities to lower cost regions. We incurred approximately $16 million in work force management charges and $6 million for asset impairment related to these actions in fiscal 2004. Additional costs allocated to us by Agilent were approximately $14 million (approximately $7 million for work force management and $7 million for asset impairment and consolidation of excess facilities).

In the first half of 2005, we continued to incur charges related to the actions that were taken to scale back our Fort Collins facility. In the third quarter of 2005, we shut down our existing research and development site at our Ipswich facility in order to continue to reduce our overall cost structure. We incurred approximately $5 million in work force management charges and $3 million for asset impairment charges related to these actions for the nine months ended July 31, 2005. Total costs allocated to us by Agilent were approximately $1 million for work force management and $2 million for asset impairment and consolidation of excess facilities. These restructuring activities are essentially complete and we do not expect any material additional charges under these restructuring plans.

A summary of the restructuring activity (including restructuring costs allocated to us by Agilent) by period is shown below:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in millions)
Workforce management	$6	$14	$23	$49
Asset impairment	2	2	7	45
Consolidation of facilities	3	4	6	6

Total restructuring and asset impairment charges	$11	$20	$36	$100

With respect to the charges for asset impairment and consolidation of facilities, we had no accrued balances at the end of the respective reporting periods. We did have accrued liabilities for workforce management restructuring costs and a summary of the activity and accrued balances for the periods presented are shown in the table below:

Workforce Management
(in millions)
Balance at October 31, 2002	$22
Total charge	29
Cash payments	(50)

Balance at October 31, 2003	1
Total charge	16
Cash payments	(14)

Balance at October 31, 2004	3
Total charge	5
Cash payments	(8)

Balance at July 31, 2005	$—

A summary of the statement of operations impact of the charges resulting from all restructuring plans is shown below.

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in millions)
Cost of products	$3	$3	$10	$33
Research and development	5	5	7	32
Selling, general and administrative	3	12	19	35

Total restructuring and asset impairment charges	$11	$20	$36	$100

In addition to the actions that directly impacted us, Agilent reduced the costs associated with its support services such as finance, information technology, and workplace services. These cost reductions were achieved by moving global shared services operations sites to lower cost regions, reducing the number of properties, particularly sales and administrative sites, and by reducing their workforce through involuntary terminations and selected outsourcing of manufacturing and administrative functions. Portions of these costs were allocated to us by Agilent and are included in the financial statements and schedules above. The costs were paid directly by Agilent so they are not included in our accrued liability for restructuring.

The restructuring costs allocated to us by Agilent that are included in the table above are shown separately below:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in millions)
Cost of products	$—	$2	$3	$1
Research and development	2	1	1	2
Selling, general and administrative	1	6	10	23

Total restructuring and asset impairment charges	$3	$9	$14	$26

14. Retirement Plans and Post-retirement Benefits

General. Substantially all of our employees are covered under various Agilent defined benefit and/or defined contribution plans. Additionally, Agilent sponsors post-retirement health care benefits and a death benefit under the Agilent Survivor Protection Plan for our eligible U.S. employees.

U.S. Retirement-related Plans. Agilent provides U.S. employees, who meet eligibility criteria under the retirement and deferred profit-sharing plans, defined benefits which are generally based on an employee’s highest five consecutive years’ average pay during the years of employment and on length of service. For eligible service through October 31, 1993, the benefit payable under the Agilent Retirement Plan is reduced by any amounts due to the eligible employee under Agilent’s fixed and frozen defined contribution Deferred Profit-Sharing Plan (“DPSP”), which was closed to new participants in November 1993.

401(k) defined contribution plan. Our U.S. eligible employees may participate in the Agilent Technologies, Inc. 401(k) Plan (“the 401(k) Plan”). Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, Agilent provides matching contributions to employees up to a maximum of 4 percent of an employee’s annual eligible compensation. The maximum contribution to the 401(k) Plan is 50 percent of an employee’s annual eligible compensation, subject to regulatory and plan limitations. The 401(k) Plan expense is included in the corporate employee overhead rate allocation and not separately identifiable.

Post-retirement benefit plans. In addition to receiving pension benefits, our U.S. employees who meet retirement eligibility requirements as of their termination dates may participate in Agilent’s Continued Group Medical or SeniorMed Plans (the “Post-retirement Medical Plans”). Our current U.S. employees could become eligible for these benefits, and the existing benefit obligation relates primarily to those employees. Once participating in a medical plan, retirees may choose from managed-care and indemnity options, with their contributions dependent on the options chosen and length of service. Agilent’s U.S. retirees are also covered by a lump sum death benefit that is part of the Agilent Survivor Protection Plan.

Plan amendments. In July 2004, the Compensation Committee of the Agilent Board of Directors approved design changes to Agilent’s Post-retirement Medical Plans and the Survivor Protection Plan. In addition, the Compensation Committee delegated certain authority to the Benefits Committee to amend plans as necessary to effectuate these design changes. The existing post-65 retirees are expected to be covered by a new Medicare Supplement Plan in 2005. The Medicare Supplement Plan will supplement Medicare coverage by reimbursing Medicare Parts A and B deductibles at 100 percent after Medicare pays its portion of the retiree’s expenses. No changes were made to the Post-retirement Medical Plans for current pre-65 retirees. The Post-retirement Medical Plans for certain future pre-65 retirees will be revised to establish retiree medical accounts for the benefit of such retirees, and will be funded with amounts as determined by Agilent, in lieu of the managed care and indemnity options currently offered under the Post-retirement Medical Plans. Finally, the Agilent Survivor Protection Plan was revised to eliminate the $5,000 Retiree Survivor Benefit for all U.S. retirees who retire on or after January 1, 2005. None of these design changes had a material impact on the financial statements as of and for the year ended October 31, 2004.

Non-U.S. Retirement Benefit Plans. Eligible employees outside the U.S. generally receive retirement benefits under various retirement plans based upon factors such as years of service and employee compensation levels. Eligibility is generally determined in accordance with local statutory requirements.

Change in Plans at Sale of Business. After the close of the sale of our business to Argos Acquisition Pte. Ltd. (See Note 21, “Subsequent Event”), the U.S. plans and certain other non-U.S. defined benefit plan assets and liabilities will not be transferred to the buyer. For certain other non-U.S. defined benefit plans, where required by the Asset Purchase Agreement, Agilent will fund up to the aggregate accumulated benefit obligation of our employees. We have defined these plans as our non-U.S. defined benefit plans to be transferred.

Costs for All U.S. and Non-U.S. Plans. The following tables provide the principal components of total retirement related benefit plans impact on income (loss) of the Business.

For the nine months ended July 31, 2005 and 2004:

	U.S.		Non-U.S.		Total
	Nine Months Ended July 31,		Nine Months Ended July 31,		Nine Months Ended July 31,
	2005	2004 (unaudited)	2005	2004 (unaudited)	2005	2004 (unaudited)
	(in millions)
Defined benefit and contribution pension plan costs	$16	$18	$1	$1	$17	$19
Non-pension post-retirement benefit costs	1	5	—	—	1	5

Total retirement-related plans costs	$17	$23	$1	$1	$18	$24

For the years ended October 31, 2004 and 2003:

	U.S.		Non-U.S.		Total
	Years Ended October 31,		Years Ended October 31,		Years Ended October 31,
	2004	2003	2004	2003	2004	2003
	(in millions)
Defined benefit and contribution pension plan costs	$23	$30	$1	$1	$24	$31
Non-pension post-retirement benefit costs	5	5	—	—	5	5

Total retirement-related plans costs	$28	$35	$1	$1	$29	$36

Non-U.S. Defined Benefit Plans to be transferred. For the nine months ended July 31, 2005 and 2004, and the years ended October 31, 2004, and 2003, the net pension costs of our non-U.S. defined benefit plans to be transferred were comprised of:

	Non-U.S. Plans
	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in thousands)
Service cost — benefits earned during the period	$739	$662	$876	$728
Interest cost on benefit obligation	433	392	512	409
Expected return on plan assets	(571)	(403)	(556)	(465)
Amortization and deferrals:
Actuarial loss	156	174	192	188
Net transition Obligation	13	12	16	14

Total net plan costs	$770	$837	$1,040	$874

Funded status. As of July 31, 2005, October 31, 2004 and 2003, the funded status of the non-U.S. defined benefit plans to be transferred was:

	Non-U.S. Defined Benefit Plans
	July 31, 2005	October 31, 2004	October 31, 2003
		(in thousands)
Change in fair value of plan assets:
Fair value — beginning of period	$8,892	$7,455	$6,551
Actual return on plan assets	2,729	901	(465)
Employer contributions	194	242	324
Participants’ contributions	35	13	64
Benefits paid	(191)	(237)	(182)
Currency impact	(355)	518	1,163

Fair value — end of period	$11,304	$8,892	$7,455

Change in benefit obligation:
Benefit obligation — beginning of period	$10,830	$9,108	$6,656
Service cost	739	876	728
Interest cost	433	512	409
Participants’ contributions	35	13	64
Plan amendment	—	—	—
Actuarial loss	1,803	—	220
Benefits paid	(229)	(275)	(212)
Currency impact	165	596	1,243

Benefit obligation — end of period	$13,776	$10,830	$9,108

Plan assets less than benefit obligation	$(2,472)	$(1,938)	$(1,653)
Unrecognized net actuarial loss	2,362	2,428	2,790
Unrecognized net transition obligation	—	12	27

Net (accrued) prepaid costs	$(110)	$502	$1,164

Amounts recognized in the combined balance sheet consist of:
Prepaid defined benefit plan costs	$961	$1,290	$1,710
Accrued defined benefit plan costs	(1,071)	(788)	(546)

Net (accrued) prepaid costs	$(110)	$502	$1,164

Investment policies and strategies. Plan assets consist primarily of listed stocks and bonds. Agilent desires to obtain the optimum rate of investment return on the total investment portfolio consistent with the assumption of a reasonable level of risk. The safety and protection of principal is a primary concern and we believe that a well-diversified investment portfolio will result in the highest attainable investment return (income plus capital appreciation) with the lowest overall risk. Specific investment objectives for the plans are: maintain and enhance the purchasing power of the plans’ assets; achieve investment returns consistent with the level of risk being taken; and earn performance rates of return in accordance with the benchmarks adopted for each asset class. For the non-U.S. plans to be transferred, Agilent’s assets are allocated between 50-75 percent to equities and 25-50 percent to fixed income investments depending on the plan. All plans’ assets are broadly diversified.

As of July 31, 2005, October 31, 2004 and October 31, 2003, our non-U.S. defined benefit plans to be transferred, in aggregate, had projected benefit obligations (“PBO”) that were in excess of the fair value of the plan assets. The amounts of the obligations and assets for the plans were:

	Non-U.S. Defined Benefit Plans
	July 31,	October 31,
	2005	2004	2003
	(in thousands)
Aggregate projected benefit obligation (“PBO”)	$13,776	$10,830	$9,108
Aggregate accumulated benefit obligation (“ABO”)	$9,515	$7,473	$6,273
Aggregate fair value of plan assets	$11,304	$8,892	$7,455

Assumptions. The assumptions used to determine the benefit obligations and expense for all of Agilent’s defined benefit and post-retirement benefit plans are presented in the table below.

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
U.S. defined benefit plans:
Discount rate	5.75%	6.25%	6.25%	6.75%
Average increase in compensation levels	4.25%	4.25%	4.25%	5.25%
Expected long-term return on assets	8.50%	8.75%	8.75%	8.75%
Non-U.S. defined benefit plans:
Discount rate	2.25 – 6.0%	3.5 – 6.0%	2.0 – 6.0%	2.25 – 6.0%
Average increase in compensation levels	2.5 – 5.0%	3.25 – 5.0%	2.5 – 5.0%	3.25 – 5.0%
Expected long-term return on assets	4.5 – 7.5%	6.75%	5.0 – 7.5%	5.5 – 7.75%
U.S. post-retirement benefits plans:
Discount rate	5.75%	6.25%	6.25%	6.75%
Expected long-term return on assets	8.50%	8.75%	8.75%	8.75%
Current medical cost trend rate	10.0%	10.0%	10.0%	9.0%
Ultimate medical cost trend rate	5.0%	5.0%	5.0%	5.5%
Medical cost trend rate decreases to ultimate rate in year	2010	2009	2009	2007

15. Other Accrued Liabilities and Other Long-Term Liabilities

Other accrued liabilities and other long-term liabilities at July 31, 2005, October 31, 2004 and 2003 were as follows:

	July 31,	October 31,
	2005	2004	2003
	(in millions)
Other accrued liabilities
Settlement payment due	$—	$5	$—
Camera Module accrual at sale (see Note 19, “Sale of Camera Module Division”)	5	—	—
Restructuring	—	3	1
Supplier liabilities	1	3	—
Other	4	8	8

Total other accrued liabilities	$10	$19	$9

Other long-term liabilities
Software license agreement	$—	$3	$8
Settlement payment due	—	—	5
Other	6	4	2

Total other long-term liabilities	$6	$7	$15

Our accrued vacation balance totaled $21 million, $23 million, and $21 million at July 31, 2005, October 31, 2004 and 2003, respectively, and is recorded in employee compensation and benefits in the combined balance sheets.

16. Other Income (Expense)

For the nine months ended July 31, 2005, other income (expense) included a gain of $12 million on the sale of the Camera Module Division (see Note 19, “Sale of the Camera Module Division”), and a charge of $4 million for impairment of an investment.

17. Commitments

Operating Lease Commitments: Agilent leases certain real and personal property from unrelated third parties under non-cancelable operating leases. Our portion of the future minimum lease payments under those leases at July 31, 2005 was $1 million for remainder of 2005, $6 million for 2006, $6 million for 2007, $5 million for 2008, $3 million for 2009, $2 million for 2010, and $1 million thereafter. Certain leases require Agilent to pay property taxes, insurance and routine maintenance, and include escalation clauses, recorded on a straight line basis. A portion of these charges are allocated to the Business. Rent expense was $13 million and $16 million for the nine months ended July 31, 2005 and 2004 (unaudited), and $23 million and $26 million for the years ended October 31, 2004 and 2003, respectively.

18. Contingencies

We are involved in lawsuits, claims, investigations and proceedings, including patent, commercial and environmental matters that arise in the ordinary course of business. There are no such matters pending that we expect to be material in relation to our business, combined financial condition, results of operations or cash flows.

19. Sale of the Camera Module Division

On February 3, 2005, we completed the sale of our Camera Module Division to Flextronics International Ltd. (Flextronics) pursuant to an Asset Purchase Agreement dated October 27, 2004 as amended. Flextronics agreed to purchase the fixed assets, inventory and Intellectual Property (IP) and assume operating liabilities. Flextronics paid approximately $13 million upon closing and will pay an additional $12 million (in twelve equal quarterly installments) to be paid each fiscal quarter following the sale closing date. In addition to the consideration above, if Camera Module future revenue thresholds specified in the Asset Purchase Agreement are met, Flextronics will pay up to an additional $13 million over a three-year period. Furthermore, as part of the Flextronics Asset Purchase Agreement, we have agreed to provide transition services to Flextronics at cost for a specified period of time. As of July 31, 2005, total accounts receivable related to the divesture and transaction service agreement was approximately $17 million, of which $11 million is included in other current assets in our combined balance sheet and $6 million is included in other assets. For the nine months ended July 31, 2005, we recognized a gain of $12 million related to this sale which was recorded in other income (expense).

The following table shows the results of operations of our Camera Module Division for the nine months ended July 31, 2005 and 2004 (unaudited), and for the years ended October 31, 2004 and 2003. Because the sale was on February 3, 2005, the results for the nine months ended July 31, 2005 includes operations for only one quarter. The table below includes direct expenses for costs of products sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent to the Camera Module Division. The amounts allocated to the Camera Module Division by Agilent were $6 million and $25 million for the nine months ended July 31, 2005 and 2004 (unaudited), and $35 million and $9 million for the years ended October 31, 2004 and 2003. In addition, also included are approximately $8 million and $18 million of charges for the nine months ended July 31, 2005 and the year ended October 31, 2004, respectively, for the write down of inventory, goodwill adjustment and recording of other accruals related to the sale of this business. Also, see Note 11, ”Goodwill and Intangible Assets”.

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
	(in millions)
Net revenue	$69	$205	$296	$58
Costs of products	(66)	(212)	(316)	(74)
Total operating expenses	(10)	(31)	(43)	(21)

Operating loss	$(7)	$(38)	$(63)	$(37)

Certain Camera Module resources and business expenses remain in our cost structure after the sale and have not been included in the table above. These resources and costs have been redeployed within SPG and include resources and costs related to our sales and marketing, general finance and administration and order management and logistics functions. These expenses were $2 million and $7 million for the nine months ended July 31, 2005 and 2004 (unaudited), and $10 million and $3 million for the years ended October 31, 2004 and 2003, respectively.

20. Segment Information

Description of segments. We are a leading supplier of semiconductor components, modules and assemblies for consumer and commercial electronics applications. About two-thirds of the semiconductor products business came from customers in consumer electronics markets.

We organize our business operations into two major businesses — enterprise solutions and optoelectronics and microwave components — each of which comprises a reportable segment. The segments were determined based primarily on how the chief operating decision maker views and evaluates our operations. Other factors, including customer base, homogeneity of products, technology and delivery channels, were also considered in determining our reportable segments.

Our two reportable segments are as follows:

•	Enterprise Solutions business provides fiber optic transceivers for sending and receiving data over high speed networks, ICs for enterprise storage and networking and customer-specific ASIC solutions for next-generation data switching products and printer ASICs.

•	Optoelectronics and Microwave Components business provides a broad array of LEDs, alphanumeric displays and optocouplers used in consumer electronics and industrial applications, infrared products that enable short range point-to-point wireless communication between portable and stationary devices, RF and microwave communications products, primarily integrated circuits for wireless communication products and infrastructure and navigation sensors for laser and LED-based optical mice. We also offer motion control products, including encoders, decoders, and controllers, used for precise feedback control & positioning applications in office, industrial automation and consumer products.

Segment revenue and profit. The accounting policies used to derive reportable segment results are generally the same as those described in Note 2, “Summary of Significant Accounting Policies.”

A significant portion of the segments’ expenses arise from shared services and infrastructure that Agilent and the Business have historically provided to the segments in order to realize economies of scale and to efficiently use resources. These expenses, collectively called corporate charges, include costs of centralized research and development, legal, accounting, employee benefits, real estate and facilities, corporate advertising, insurance services, information technology services, treasury and other corporate infrastructure expenses. Charges are allocated to the segments and the allocations have been determined on a basis that we considered to be a reasonable reflection of the utilization of services provided to or benefits received by the segments.

The following tables reflect the results of our reportable segments under our management reporting system. These results are not necessarily a depiction that is in conformity with accounting principles generally accepted in the U.S. The performance of each business segment is measured based on several metrics, including income (loss) from operations. These results are used, in part, by the SPG chief operating decision maker in evaluating the performance of, and in allocating resources to, each of the segments.

The profitability of each of the segments is measured after excluding amortization and adjustment of goodwill and other intangibles, restructuring and asset impairment charges and other items as noted in the reconciliation below.

	Enterprise Solutions	Optoelectronics and Microwave Components	Total Segments
		(in millions)
Nine Months Ended July 31, 2005:
Total net revenue	$541	$696	$1,237
Income/(Loss) from operations	$(11)	$89	$78
Depreciation expense	$19	$24	$43
Nine Months Ended July 31, 2004 (unaudited):
Total net revenue	$529	$806	$1,335
Income from operations	$26	$179	$205
Depreciation expense	$21	$31	$52
Year Ended October 31, 2004:
Total net revenue	$691	$1,041	$1,732
Income from operations	$21	$202	$223
Depreciation expense	$29	$40	$69
Year Ended October 31, 2003:
Total net revenue	$684	$844	$1,528
Income/(Loss) from operations	$(92)	$71	$(21)
Depreciation expense	$33	$46	$79

The following table reconciles net segment revenue to SPG’s total net revenue:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
		(in millions)
Total reportable segments’ net revenue	$1,237	$1,335	$1,732	$1,528
Camera Module Division net revenue	69	205	296	58

Net revenue, as reported	$1,306	$1,540	$2,028	$1,586

The following table reconciles segment results to SPG’s total enterprise results from operations:

	Nine Months Ended July 31,		Years Ended October 31,
	2005	2004 (unaudited)	2004	2003
		(in millions)
Total reportable segments’ income (loss) from operations	$78	$205	$223	$(21)
Amortization and adjustment of goodwill and intangibles	(2)	(3)	(3)	(3)
Restructuring and asset impairments	(11)	(20)	(36)	(100)
Camera Module operating profit (loss)	(7)	(38)	(63)	(37)
Unallocated corporate charges and other	(5)	(18)	(20)	(8)

Income (loss) from operations, as reported	$53	$126	$101	$(169)

Depreciation and amortization expense:
Total reportable segments’ depreciation	$43	$52	$69	$79
Camera Module depreciation expense	1	1	2	1
Amortization expense	2	3	3	3

Total depreciation and amortization expense, as reported	$46	$56	$74	$83

Major customers. Two customers represented 10 percent or more of our total net revenue during the periods presented. For the nine months ended July 31, 2005 and 2004 (unaudited) and the years ended 2004 and 2003, one customer represented 15%, 14%, 14% and 20% of revenues, respectively. For the same periods, the other represented 11%, 9%, 9% and 11%, respectively.

The following segment assets are measured and reported to the chief operating decision maker directly managed by each segment. The assets of the Camera Module Division in prior years are shown separately.

	Enterprise Solutions	Segments	Total Reportable Segments	Camera Module Division	Total
		Optoelectronics and Microwave Components Solutions
	(in millions)
As of July 31, 2005:
Trade Accounts receivable	$96	$115	$211	$—	$211
Inventory	$79	$106	$185	$—	$185
Property plant and equipment	$79	$165	$244	$—	$244
Goodwill	$70	$28	$98	$—	$98
Investments	$20	$8	$28	$—	$28

Total reportable assets	$344	$422	$766	$—	$766

As of October 31, 2004:
Trade Accounts receivable	$87	$122	$209	$47	$256
Inventory	$81	$106	$187	$30	$217
Property plant and equipment	$95	$144	$239	$35	$274
Goodwill	$74	$24	$98	$—	$98
Investments	$25	$7	$32	$—	$32

Total reportable assets	$362	$403	$765	$112	$877

As of October 31, 2003:
Trade Accounts receivable	$67	$126	$193	$24	$217
Inventory	$75	$88	$163	$10	$173
Property plant and equipment	$100	$179	$279	$38	$317
Goodwill	$70	$23	$93	$—	$93
Investments	$20	$12	$32	$—	$32

Total reportable assets	$332	$428	$760	$72	$832

The following table reconciles segment assets to SPG’s total assets:

	July 31	October 31
	2005	2004	2003
	(in millions)
Total reportable segments’ assets	$766	$765	$760
Camera Module Division assets	—	112	72
Other	63	44	29

Total assets	$829	$921	$861

Geographic Information

	United States	Malaysia and Singapore	Rest of the World	Total
	(in millions)
Net revenue:
Nine months ended July 31, 2005	$315	$698	$293	$1,306
Nine months ended July 31, 2004 (unaudited)	$355	$804	$381	$1,540
Year ended October 31, 2004	$459	$1,093	$476	$2,028
Year ended October 31, 2003	$498	$713	$375	$1,586
Long-lived assets:
July 31, 2005	$158	$99	$89	$346
October 31, 2004	$166	$119	$88	$373
October 31, 2003	$200	$125	$90	$415

21. Subsequent Event

On August 14, 2005, Agilent entered into an Asset Purchase Agreement with Argos Acquisition Pte. Ltd. providing for the sale of substantially all of the assets and the transfer of certain liabilities of our business. Under the terms of the Asset Purchase Agreement, the purchase price payable for SPG will be $2.66 billion, subject to adjustment based on a determination of Adjusted EBITDA (as defined in the Asset Purchase Agreement) and working capital at closing. The transaction is subject to antitrust approvals and other customary closing conditions. We anticipate the transaction to close around our fiscal year-end. After the close, the agreement allows for certain transition services to be provided by Agilent to the new company.